Exhibit 99.1
Post Holdings Announces Cash Tender Offers and Consent Solicitations for 7.75% Senior Notes Due 2024 and 8.00% Senior Notes Due 2025 and Launch of Term Loan Facility
St. Louis, Missouri - May 8, 2017 - Post Holdings, Inc. (NYSE:POST) (the “Company” or “Post”) today announced it has commenced cash tender offers (the “Tender Offers”) to purchase (i) any and all of its 7.75% senior notes due 2024 (the “2024 Notes”), having an aggregate outstanding principal amount of $800.0 million and (ii) any and all of its 8.00% senior notes due 2025 (the “2025 Notes”), having an aggregate outstanding principal amount of $400.0 million. In conjunction with the Tender Offers, the Company is soliciting consents (the “Consent Solicitations”) to proposed amendments to the respective indentures governing the 2024 Notes and 2025 Notes (together, the “Indentures”), which would eliminate substantially all of the restrictive covenants and certain events of default applicable to the 2024 Notes and 2025 Notes. The Tender Offers and the Consent Solicitations are being made on the terms and subject to the conditions set forth in the Offer to Purchase for Cash and Solicitation of Consents dated May 8, 2017 (the “Offer to Purchase”).
The Company also announced that it intends to borrow approximately $2.0 billion under a new incremental term loan facility under its existing credit facility, which, in part, along with cash on hand, will be used to fund the Tender Offers as well as the Company’s previously announced acquisition of Weetabix Limited.
The Tender Offers will expire at midnight, New York City time, at the end of June 5, 2017, unless extended or earlier terminated, as described in the Offer to Purchase (such time and date, as they may be extended or earlier terminated, the “Expiration Time”).
Holders of the 2024 Notes and 2025 Notes who validly tender (and do not validly withdraw) their 2024 Notes or 2025 Notes and deliver their consents to the proposed amendments to the Indentures (“Consents”) before 5:00 p.m., New York City time, on May 19, 2017, unless extended or earlier terminated (the “Early Tender Deadline”) will be eligible to receive the Total Consideration (as defined below). Holders that validly tender their 2024 Notes or 2025 Notes pursuant to the Tender Offers prior to the Early Tender Deadline will be deemed to have validly delivered Consents related to such 2024 Notes or 2025 Notes in the Consent Solicitations. Holders that validly tender 2024 Notes or 2025 Notes and Consents prior to May 19, 2017 and have their 2024 Notes or 2025 Notes accepted for purchase are expected to receive payment of the Total Consideration on the initial payment date (the “Initial Payment Date”). The Initial Payment Date is currently expected to occur on May 24, 2017. Holders that validly tender their 2024 Notes or 2025 Notes after May 19, 2017 but prior to the Expiration Time will receive only the Tender Offer Consideration (as defined below) on the final settlement date (the “Final Settlement Date”). The Final Settlement Date is currently expected to occur on June 6, 2017.
The following table summarizes the material pricing terms for the Tender Offers:

Title of Notes	Outstanding Principal Amount	Consent Payment (1) (3)	Tender Offer Consideration (1) (2)	Total Consideration (1) (2)
7.75% Senior Notes due 2024	$800,000,000	$30.00	$1,106.25	$1,136.25
8.00% Senior Notes due 2025	$400,000,000	$30.00	$1,135.00	$1,165.00

(1) Per $1,000 principal amount of 2024 Notes or 2025 Notes tendered and accepted for purchase.
(2) Does not include accrued and unpaid interest that will be paid on the 2024 Notes and 2025 Notes accepted for purchase.
(3) Included in the Total Consideration for 2024 Notes and 2025 Notes tendered and accepted for purchase at or prior to the Early Tender Deadline.
The Total Consideration for each $1,000 principal amount of 2024 Notes or 2025 Notes validly tendered and not validly withdrawn prior to the Early Tender Deadline is $1,136.25 and $1,165.00, respectively, which includes a Consent payment of $30.00 per $1,000 principal amount of 2024 Notes and a Consent payment of $30.00 per $1,000 principal amount of 2025 Not

es. Holders tendering after the Early Tender Deadline will be eligible to receive only the Tender Offer Consideration, which is $1,106.25 for each $1,000 principal amount of 2024 Notes or $1,135.00 for each $1,000 principal amount of 2025 Notes. Holders will also receive accrued and unpaid interest to, but not including, the applicable settlement date for such 2024 Notes or 2025 Notes that the Company accepts for purchase in the Tender Offers.
2024 Notes and 2025 Notes tendered on or prior to 5:00 p.m., New York City time, on May 19, 2017, unless extended or earlier terminated (such time and date, as they may be extended or earlier terminated, the “Withdrawal Deadline”) may be withdrawn, and Consents may be revoked, at any time prior to the Withdrawal Deadline. 2024 Notes and 2025 Notes validly tendered and Consents validly provided after the Withdrawal Deadline may not be withdrawn or revoked. Each of the Tender Offers and Consent Solicitations is subject to the satisfaction or waiver of several conditions as set forth in the Offer to Purchase, including the receipt by the Company of proceeds from a new incremental term loan under the Company’s existing credit agreement on terms satisfactory to the Company that, together with cash on hand, is in an amount that is sufficient to effect the repurchase of the 2024 Notes and 2025 Notes validly tendered and accepted for purchase pursuant to the Tender Offers. There can be no assurance that the Company will complete in a timely manner, or at all, the new incremental term loan, and it may use available cash or additional borrowings to satisfy any amounts required to purchase the 2024 Notes or 2025 Notes. The Company may amend, extend or terminate either or both of the Tender Offers and Consent Solicitations in its sole discretion and subject to applicable law.
Credit Suisse is acting as the sole dealer manager for the Tender Offers. The information agent and tender agent is Global Bondholder Services Corporation. Copies of the Offer to Purchase, Letter of Transmittal and Consent and related tender offering and consent solicitation materials are available by contacting the information agent at (212) 430-3774 (banks and brokers) and at (866) 470-4500 (all others). Questions regarding the Tender Offers and Consent Solicitations should be directed to Credit Suisse at (800) 820-1653.
To the extent that any of the 2024 Notes are not validly tendered in the Tender Offers, the Company intends to redeem such 2024 Notes pursuant to the redemption and satisfaction and discharge provisions of the indenture for the 2024 Notes, as supplemented. However, no assurance can be given that such untendered 2024 Notes will be redeemed as contemplated or at all. The Offer to Purchase does not constitute a notice of redemption. At this time, the Company does not contemplate a redemption of any 2025 Notes that are not validly tendered in the Tender Offers.
None of the Company, the dealer manager, the information agent and tender agent, or the trustee for the 2024 Notes and 2025 Notes, or any of their respective affiliates, is making any recommendation as to whether Holders should tender any 2024 Notes or 2025 Notes in response to the Tender Offers or provide the related Consents. Holders must make their own decision as to whether to tender any of their 2024 Notes or 2025 Notes and, if so, the principal amount of 2024 Notes or 2025 Notes to tender, or to provide the related Consents. This announcement is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful. The Tender Offers are being made solely by means of the Offer to Purchase. In those jurisdictions where the securities, blue sky or other laws require any tender offer to be made by a licensed broker or dealer, the Tender Offers will be deemed to be made on behalf of the Company by the dealer manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.
Cautionary Statement on Forward-Looking Language
Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this release. These forward-looking statements are sometimes identified by the use of terms and phrases such as “believe,” “should,” “would,” “expect,” “project,” “estimate,” “anticipate,” “intend,” “plan,” “will,” “can,” “may,” or similar expressions elsewhere in this release. All forward-looking statements are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements. These factors and risks include, but are not limited to, unanticipated developments that prevent, delay or negatively impact the Tender Offers and Consent Solicitations, the new incremental term loan and other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s cautionary statements contained in its filings with the Securities and Exchange Commission. These forward-looking statements represent the Company’s judgment as of the date of this press release. The Company disclaims, however, any intent or obligation to update these forward-looking statements. There can be no assurance that the proposed transactions will be completed as anticipated or at all.
Contact:
Investor Relations
Brad Harper
brad.harper@postholdings.com
(314) 644-7626